EXHIBIT 99.2

ITEM 2. PROPERTIES
As of January 3, 2015, the Company and its subsidiaries owned or leased significant facilities used for manufacturing, distribution and sales offices in 20 states and 16 foreign countries. The Company leases its corporate headquarters in New Britain, Connecticut. The Company has 78 other facilities that are larger than 100,000 square feet. These facilities are broken out by segment as follows:

	Owned	Leased	Total
Tools & Storage	40	16	56
Industrial	10	4	14
Security	5	3	8
Total	55	23	78
The combined size of these facilities is approximately 20 million square feet. The buildings are in good condition, suitable for their intended use, adequate to support the Company’s operations, and generally fully utilized.

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